As filed with the Securities and Exchange Commission on June 21, 2001
                                                      Registration No. 333-59450

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       to

                         ------------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                PROQUEST COMPANY
                    (FORMERLY KNOWN AS BELL & HOWELL COMPANY)
             (Exact name of registrant as specified in its charter)

                         ------------------------------
            Delaware                        7375                 36-3580106
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number   Identification No.)
                         ------------------------------

                               300 North Zeeb Road
                            Ann Arbor, Michigan 48103
                                 (734) 761-4700
               (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)

                         ------------------------------

                                  TODD BUCHARDT
                                 GENERAL COUNSEL
                                PROQUEST COMPANY
                               300 NORTH ZEEB ROAD
                            ANN ARBOR, MICHIGAN 48103
                                 (734) 761-4700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                                   Copies To:

                                 GRANT A. BAGAN
                             McDermott, Will & Emery
                       227 West Monroe Street, Suite 3100
                          Chicago, Illinois 60606-5096
                                 (312) 372-2000

                         ------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

------------------------------------------------------------------------------------------------------------------------------------
                                                  Calculation of Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
                                                            Proposed maximum        Proposed maximum aggregate
Title of each class of              Amount to be           offering price per            offering price(2)             Amount of
securities to be registered        registered (1)               share(2)                                            registration fee
-------------------------------- ---------------------- ------------------------- -------------------------------- -----------------
Common Stock (par value $.001        4,362,999                   $21.74                     $94,851,599                 $23,713
per share)
-------------------------------- ---------------------- ------------------------- -------------------------------- -----------------



(1) Maximum number of shares that may be offered. Pursuant to Rule 416 of the Securities Act of 1933, as amended, in addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and anti-dilution provisions.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on April 17,
     2001.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         Information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED June 21, 2001

PROSPECTUS

                                4,362,999 SHARES

                                PROQUEST COMPANY
                                  COMMON STOCK


The selling stockholders named in this prospectus may offer and sell up to 4,362,999 shares of our common stock. Each selling stockholder may sell the stock on terms to be determined at the time of sale. We will not receive any proceeds from this offering.

Our common stock is listed on the New York Stock Exchange under the symbol "PQE." On ___________, 2001, the closing sale price of our common stock on the New York Stock Exchange was $____ per share.

See "Risk Factors" on page ___ to read about certain factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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              The date of this Prospectus is ________________, 2001

                                TABLE OF CONTENTS


Summary.......................................................................2
Risk Factors..................................................................4
Use of Proceeds...............................................................11
Selling Stockholders..........................................................12
Plan of Distribution..........................................................12
About This Prospectus.........................................................13
Where You Can Find More Information...........................................14
Experts.......................................................................14

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                                     SUMMARY


Because this is a summary, it does not contain all of the information about us that may be important to you. You should read the entire prospectus, and the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus. The terms "Company," "our" and "we" refer to "ProQuest Company" and its subsidiaries, except where it is clear that the information relates only to ProQuest Company.

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         We believe that ProQuest Company and its subsidiaries (collectively, the "Company") is a leading global information solutions provider, based on our understanding of our industry. Within its two business segments, Information and Learning and Publishing Services, the Company develops and markets information services and systems that are focused on the needs of its customers in select vertical niches, including libraries of all kinds (government, college/university, corporate and public) and transportation and vehicle dealers. The Company's unique databases, proprietary access tools, value-added services, and software applications are designed to meet customers' increasing information needs, which have evolved well beyond the mere availability of information. Customers' demands for more efficient and effective access to relevant data for specific information requirements are being driven by their needs to reduce search time and cost while performing more focused yet comprehensive searches. The Company's Information and Learning and Publishing Services businesses provide solutions to these customer needs.

              In the first quarter of fiscal 2000, the Company adopted a plan to divest its Mail and Messaging Technologies and Imaging businesses and its financing subsidiary in order to focus our resources on our Information and Learning and Publishing businesses. We believe that the industries relating to unique data bases and related access tools for the library and education market segments and automobile dealers will grow significantly over the next five years. Accordingly, the operating results and net assets of these businesses have been segregated from our continuing operations. Within our Mail and Messaging Technologies business, we develop and market a complete range of high volume mail processing systems and services, which are designed to expand the capabilities and improve the efficiency and effectiveness of customers' mailing operations. On June 5, 2001, we sold our international Mail and Messaging Technologies unit to Pitney Bowes Inc. pursuant to the Share Purchase Agreement dated April 18, 2001. Pitney Bowes purchased all of the outstanding common stock of certain foreign subsidiaries for a cash purchase price of approximately $51 million, subject to certain adjustments. We intend to sell the remaining portion of the Mail and Messaging Technologies business in the United States and Canada as well as the rest of the Americas, Australia, and New Zealand.

         Within our Imaging segment, we develop and market imaging systems and components, including providing maintenance and other value-added services, that enable our customers to effectively file and access their documents and records, with a focus on financial institutions, governmental agencies and other paper intensive industries. On February 4, 2001, we sold most of our Imaging unit to Eastman Kodak Company pursuant to the Purchase and Sale Agreement dated October 27, 2000, as amended. Eastman Kodak purchased all of the outstanding shares of common stock of Bell & Howell Imaging Company and the stock of certain foreign subsidiaries for a cash purchase price of approximately $135 million, subject to certain adjustments.

     Information and Learning. The Company's Information and Learning business transforms information contained in periodicals, newspapers, dissertations, out-of-print books and other scholarly material into microfilm and electronic formats that can be easily accessed to provide the user with answers. The Company collects, creates, organizes and distributes information and develops learning products for professors, students and lifelong learners in universities, classrooms, libraries and homes. This information--which includes a microfilm vault containing nearly 6 billion pages that are currently being digitized--is then made available through subscriptions via the Internet, CD and microform. The Company's comprehensive database, which was enhanced by the acquisition in the fourth quarter fiscal 1999 of Chadwyck-Healey (a provider of humanities and social science reference and research publications for the academic, professional and library markets), consists of over 20,000 periodical titles and 7,000 newspaper titles, as well as its unique content base consisting of 1.5 million dissertations, 390,000 out-of-print books, 550 research collections, and over 15 million proprietary abstracts for on-line/other electronic retrieval. This content is primarily English-language based but also includes content in German and Spanish. The ability to provide its customers with the full image as originally published distinguishes the Company from other information providers which typically store and provide information in a text-only format, omitting essential charts, graphs, pictures and other images. Furthermore, the Company distinguishes itself by providing content that has been enhanced by the Company's rigorous editorial process and made robust by software and learning applications that yield more relevant search results. Until recently the focus of the electronic products has been on current data, but with the "Digital Vault Initiative", the Company is tapping into its microfilm vault to digitize and bring alive important, difficult to find content from the 1980s back to the 1400's. Customers include libraries and information centers, colleges and universities, public, corporate and government libraries as well as a number of well known information providers that resell the Company's electronic content primarily within the corporate desktop user market.

     In December 1999, the Company combined its kindergarten through twelfth grade ("K-12") internet business with the K-12 internet business from Infonautics, Inc. to form bigchalk.com. The Company owns approximately 38% of bigchalk.com. bigchalk.com develops and markets products and services for research, curriculum integration, assessment, professional development, online community, and e-commerce for teachers, students, parents, librarians and school administrators in the K-12 educational community.

     Publishing Services. The Company's Publishing Services business provides electronic content and e-commerce applications for dealerships that require immediate access to technical information and diagrams related to parts, service and business operations. Customers include automotive, motorcycle and marine dealers. These services help dealers improve business operations by transforming complex technical and performance measurement data into easily accessed answers. This information in turn helps manufacturers, dealerships or service networks more effectively manage their businesses.

     For its automotive customers, the Company creates and markets turnkey systems in 17 languages consisting primarily of electronic parts catalogs which allow automotive dealerships to electronically access manufacturers' proprietary technical documentation (such as parts catalogs, parts and service bulletins and other reference materials) and to interface with other important information systems (such as inventory management and billing) within the dealership. In addition, the Company provides complete dealer management systems and electronic parts catalogs to powersports and recreational vehicle dealerships. Similar to automotive, the Company provides dealerships access to proprietary technical documentation for most major motorcycle manufacturers. In the first quarter of fiscal 1999, the Company acquired Alison Associates, Inc. which provides performance database products to automotive and powersports manufacturers/dealers.

     Furthermore, the Company develops and markets early-stage e-commerce, advertising, sponsorship, news, e-mail, chat, forums and other community applications for its automotive and powersports customers.

     Financial information for each of the Company's business segments and operations by geographic area is contained in Note 2 to the Consolidated Financial Statements in the Form 10-K filed for the period ended December 30, 2000.

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Bell & Howell(R) is our registered trademark. Our address is 300 North Zeeb
Road, Ann Arbor, Michigan 48103, and our telephone number is (734) 761-4700.
--------------------------------------------------------------------------------

                                  RISK FACTORS

You should carefully consider the following risk factors in addition to the other information contained and incorporated by reference in this Prospectus before purchasing our common stock.

WE MAY FACE OTHER RISKS NOT DESCRIBED IN THE FOREGOING RISK FACTORS WHICH MAY IMPAIR OUR BUSINESS OPERATIONS.

The risks and uncertainties described in the following risk factors may not be the only ones facing us. Additional risks and uncertainties not presently known to us may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be significantly harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

OUR FUTURE RESULTS OF OPERATIONS ARE UNCERTAIN BECAUSE WE HAVE SOLD MOST OF OUR IMAGING BUSINESS AND ARE ATTEMPTING TO DIVEST OUR MAIL AND MESSAGING TECHNOLOGIES BUSINESS WHILE REFOCUSING ON OUR INFORMATION AND LEARNING AND PUBLISHING SERVICES BUSINESSES.

We believe that the industries relating to unique data bases and related access tools for the library and education market segments and automobile dealers will grow significantly over the next five years. As a result, we are refocusing our energy and resources to promote and develop our Information and Learning and Publishing Services businesses. In the first quarter of 2000, we adopted a plan to divest our Mail and Messaging Technologies and Imaging businesses and our financing subsidiary. In February 2001, we sold most of our Imaging business to Eastman Kodak and in June 2001, we sold our international Mail and Messaging Technologies business to Pitney Bowes. Consequently, our historical results of operations, which reflect our old business strategy and businesses, may not give you an accurate indication of how we will perform in the future. In addition, we may not be able to fulfil our business plan if we cannot divest our Mail and Messaging Technologies business. We could also incur significant costs and restructuring charges related to the divestment of that business.

AS OF MARCH 31, 2001, WE HAD $ 398.2 MILLION OF TOTAL INDEBTEDNESS, NET OF CASH AND CASH EQUIVALENTS, WHICH COULD HURT OUR ABILITY TO BORROW AND UTILIZE CASH FLOW AS NECESSARY.

The degree to which we are leveraged could have important consequences, including the following:

         o our ability to borrow may be limited to additional amounts for working capital, capital expenditures and potential acquisition opportunities;
         o a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our debt, which reduces the funds that would otherwise be available for our operations;
         o we may be more vulnerable to economic downturns and competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and
         o fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements.

AS OF MARCH 31, 2001, WE HAD $ 398.2 MILLION OF TOTAL INDEBTEDNESS, NET OF CASH AND CASH EQUIVALENTS, AND WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE REQUIREMENTS.

We cannot assure you that our future cash flows will be sufficient to meet our debt obligations and commitments. Any insufficiency would have a negative impact on our business. Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as it becomes due will depend on our future performance and our ability to implement our business strategy successfully. Our performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Most of these factors are beyond our control. Failure to pay our interest expense or make our principal payments would result in a default. A default could cause our debt to become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures, sell assets, obtain additional equity capital or refinance or restructure our outstanding debt. In the event that we are unable to do so, we may not be able to repay our debt and our lenders will be able to foreclose on our assets. Even if new financing is available, it may not be on acceptable terms.

OUR SENIOR CREDIT FACILITIES CONTAIN COVENANTS THAT MAY SIGNIFICANTLY RESTRICT OUR OPERATIONS.

Our senior credit facilities contains numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

         o   incur more debt;
         o pay dividends, redeem or repurchase our stock or make other distributions;
         o   make acquisitions or investments;
         o   use assets as security;
         o   dispose of assets or use asset sale proceeds; and
         o   extend credit.

In addition, our senior credit facilities require us to meet a number of financial ratios and tests. Our ability to meet these ratios and tests and to comply with other provisions of our credit facilities can be affected by changes in economic or business conditions or other events beyond our control. Any failure to comply with the obligations in our senior credit facilities could result in an event of default under these facilities, which, if not cured or waived, could permit acceleration of our indebtedness under the senior credit facilities which could have a material adverse effect on us.

OUR OPERATING RESULTS HAVE FLUCTUATED IN THE PAST AND MAY FLUCTUATE IN THE FUTURE AND THEREFORE MAY NOT BE GOOD INDICATORS OF OUR FUTURE PERFORMANCE.

Variations in our operating results occur from time to time as a result of many factors, such as:

         o   timing of customers' capital expenditures;
         o the mix of distribution channels through which our products are distributed;
         o   annual budgetary considerations of customers;
         o   new product introductions; and
         o   general economic conditions.

Certain customers' buying patterns and funding availability cause our sales and cash flow to be generally higher in the fourth quarter of the year. Due to this seasonal factor, we require and expect to have a seasonal working capital credit line to fund cash requirements primarily during our second and third quarters.

Because a high percentage of our expenses are relatively fixed, a variation in the timing of customer orders can cause significant variations in operating results from quarter to quarter. The timing of revenues is difficult to forecast because our sales cycles are relatively long and depend on factors such as the size of customer orders and the terms of subscription agreements. Our operating results may fall below securities analysts' expectations, which may cause the price of our common stock to fall abruptly and significantly.

OUR BUSINESSES UTILIZES THE INTERNET TO GENERATE REVENUES. UNCERTAINTY ABOUT THE FUTURE OF THE INTERNET MAY HAVE A NEGATIVE IMPACT ON OUR ABILITY TO INCREASE REVENUES.

In fiscal 2000, we adopted a plan to divest a significant portion of our businesses in order to focus our resources on the Information and Learning and Publishing Services businesses. These businesses utilize "online" exchange of information and internet commerce. We cannot predict whether the internet will prove to be an effective vehicle for delivering our content or conducting our electronic commerce. As the internet continues to experience increased numbers of users and potential customers for our products, frequency of use and bandwidth requirements, the internet infrastructure may be unable to support the demands placed on it. Our business may not succeed without the continued development and maintenance of the internet.

In addition, the internet is rapidly changing, and we will continually need to adapt our web sites to emerging internet standards and practices, technological advances developed by our competition, and changing subscriber, user and sponsor preferences. Ongoing adaptation of our web sites will entail significant expenditures in technology research and development and services to input the enhanced technology which may not improve our web sites markedly. If our attempted improvements of our web sites are delayed, result in systems interruptions or do not gain market acceptance, then our future revenue growth will suffer.

WE CANNOT BE SUCCESSFUL IF WE DO NOT ANTICIPATE CHANGES IN COMPUTER PLATFORMS AND OTHER EVOLVING TECHNOLOGIES.

We compete in extremely competitive markets characterized by continual technological change, product introductions and enhancements, changes in customer demands and evolving industry standards. For example, we rely on databases from providers such as Oracle and other software providers and we produce additional databases for production of our products and services. If our databases become incompatible with the databases on our customers' computer networks or become outdated and cannot support our products, then our products could become obsolete and our business will suffer. We must continue to expand our databases and invest in new technologies in anticipation of the needs of our customers.

Similarly, we must manage our development efforts to anticipate and adapt to changes in computer operating environments and other evolving technologies. To remain competitive, we must be able to make our products available in numerous and evolving operating environments. Also, we consistently update our software to enhance retrieval speeds and ease of use. These changes must be made on a timely and cost effective basis which is difficult in our evolving technological landscape. Our business will suffer if we do not update our products and introduce new products that incorporate current technologies and media and if such updating forces us to incur costs that are not recoverable in the sales of our products.

We intend to continue to commit substantial resources to product development and to increase delivery of our products over the internet and other electronic media. Our focus on product development may result in unanticipated expenditures and capital costs that may not be recovered. The technological life cycles of our products are difficult to estimate. Some of the our market niches are mature and demand for our products and services in these niches has stabilized or begun to migrate to other products such as the shift from microfilm-based products to electronic-based products. Our future success will depend upon our ability to continue to enhance our current products and develop and introduce products to offset declining revenue from our mature products. Our failure to develop and introduce new or enhanced services and products in a timely and cost-effective manner would significantly harm our business. We continue to invest in technologies to assist customers use of the products or services. We will continue to invest in technologies that enhance the quality of images being transmitted to the customer and reducing the time in which such images are transmitted.

WE WILL NOT BE ABLE TO GROW OUR INTERNET BUSINESSES IF THE MARKET FOR THOSE BUSINESSES DOES NOT DEVELOP.

The success of our internet businesses will depend in large part on the continued emergence and growth of a market for internet-based educational technology products. The market for educational technology is characterized by rapid technological change and product innovation, unpredictable product lifecycles and unpredictable preferences among students, teachers and parents. It is difficult to estimate how and when growth or other changes in this market will occur.

UNLESS WE MAINTAIN A STRONG BRAND IDENTITY, OUR BUSINESS MAY NOT GROW.

We believe that maintaining and enhancing the value of our brands is critical to attracting customers. The Information and Learning business has several strong brand names. ProQuest as a product name is our most widely recognized brand and is in place in over half of the 14,000 academic libraries in the United States. The ABI brand name is another important brand name. Our success in growing brand awareness will depend on our ability to continuously provide educational technology that students enjoy using and teachers and parents consider beneficial to the learning process. Our Publishing Services business has several brand names the most important of which is Bell & Howell. Publishing Services has over 12,000 electronic parts catalog systems installed in North American automotive dealerships. We cannot assure you that we will be successful in growing our brand equity. We may create products that fail to meet consumer demand. We intend to continue spending significant amounts on marketing. Revenues from these activities may not be sufficient to offset associated costs.

THE COMPETITION WE FACE IS INTENSE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY OR SUCCESSFULLY ATTRACT AND RETAIN CUSTOMERS.

Due to competition, we may not be successful in attracting and retaining customers which would cause revenues to decline. Our competitors range from free internet sites for traditional primary publishers. In our Information and Learning business, there are many entities, such as Yahoo!, America Online, Inc., Gale Research and EBSCO Industries , that are or may become competitors of ours. In our Publishing Services business, our principal competitors are divisions of Automated Data Processing, Inc., Reynolds & Reynolds, EDS, and Infomedia.

The information and learning markets are intensely competitive and subject to increasing commercial attention. Barriers to entering internet markets are relatively low, and we expect competition to intensify in the future. Competition among internet companies is also intensifying for web site sponsorships. We also may be adversely affected by pricing and other operational decisions, like the recent decision of several of our competitors to offer free educational content services. Our competitors include:

         o software publishers that market educational curriculum products to schools and homes;
         o   on line educational content and electronic commerce providers; and
         o   programs that enable remote learning, or management of schools.

Many of our current and future potential competitors have substantially greater name recognition, experience and larger existing customer bases than we do. Accordingly, our competitors may succeed in:

         o   responding more quickly to new technologies;
         o   responding more quickly to changes in customer requirements;
         o devoting greater resources to the development and sale of their products;
         o establishing stronger relationships with affiliates, advertisers, content providers, and vendors; and
         o   developing superior services and products.

Over the past few years, we have experienced competitive price pressures, particularly in the collision estimating market, and we expect such trend to continue. If we do not successfully face our competition, our revenues and market presence will decline.

WE COULD EXPERIENCE SYSTEM FAILURES AND CAPACITY CONSTRAINTS WHICH WOULD CAUSE INTERRUPTIONS IN THE ELECTRONIC CONTENT WE PROVIDE TO OUR CUSTOMERS AND ULTIMATELY CAUSE US TO LOSE CUSTOMERS.

Any delays or failures in the systems that we use to deliver our electronic content to our customers would harm our business. We have occasionally suffered failures of the computer and telecommunications systems that we use to deliver our electronic content to customers. These failures have caused interruptions in the functioning of our electronic content for our customers. The growth of our customer base as well as the number of sites we provide, may strain our systems in the future.

The systems we currently use to deliver our services to our customers (except for external telecommunications systems) are located in our facilities in Michigan and Ohio. Although we maintain property insurance, claims for any system failure could exceed the coverage obtained.

Any delays, failures or problems with our systems could result in:

         o   loss of or delay in market acceptance and sales;
         o   diversion of development resources;
         o   injury to our reputation; or
         o   increased service and support costs.

OUR SYSTEMS FACE SECURITY RISKS AND OUR CUSTOMERS HAVE CONCERNS ABOUT THEIR PRIVACY.

We have taken security precautions with respect to our systems and sites. Still, they may be vulnerable to unauthorized access and use by hackers, computer viruses and other disruptive problems. Any security breaches or problems could lead to misappropriation of our customers' information, misappropriation of our sites, misappropriation of our intellectual property and other rights, as well as disruption and interruption in the use of our systems and sites. Unauthorized access to and theft of customer information as well as denial of service attacks of various internet and online services have occurred in the past, and will likely occur again in the future. In order to maintain our security precautions or to correct problems caused by security breaches we may need to spend significant capital or other resources. We intend to continue to put industry-standard security measures in place for our systems and sites. Nevertheless, those measures may be circumvented and in order continually to monitor and maintain these measures, we may cause disruption to and interruption in our customer's use of our systems and sites. These disruptions and interruptions could harm our business.

In general, users of the internet and online services are very concerned about the security and privacy of their communications and data transmitted. These concerns may inhibit the growth of the internet and other online services generally, and our sites in particular. Any security breach related to our sites could hurt our reputation and expose us to damages and litigation. These kinds of breaches could harm our business.

We have had limited attempts by users to gain access to certain areas of the systems that are generally not available to such users. Such attempts are constantly monitored. Upon detection a notice is investigated and an appropriate level of action is taken. We will continue to monitor attempted security breaches to the systems and also invest in software to monitor, detect, and prevent unwanted access to the systems.

WE MAY BE SUBJECT TO GOVERNMENT REGULATION AND LEGAL LIABILITIES WHICH MAY BE COSTLY AND MAY INTERFERE WITH OUR ABILITY TO CONDUCT BUSINESS.

We are not currently subject to direct regulation by any United States or state government agency other than the laws and regulations applicable to businesses generally. Also, there are few laws or regulations directly applicable to access to or commerce on the internet. Because of the increasing popularity and use of the internet, federal and state governments may adopt laws or regulations in the future with respect to commercial online services and the internet, with respect to:

         o   user privacy;
         o   copyrights and other intellectual property rights and infringement;
         o   domain names;
         o   pricing;
         o   content regulation;
         o   defamation; and
         o   taxation.

Laws and regulations directly applicable to online commerce or internet communications are becoming more prevalent and could expose us to substantial liability. For example, recently enacted United States laws, such as the federal Digital Millennium Copyright Act and various federal laws aimed at protecting children, their privacy, and the content made available to them could expose us to substantial liability. Furthermore, various proposals at the federal, state and local level could impose additional taxes on internet sales. These laws, regulations and proposals could decrease internet commerce and other internet uses, and adversely affect our opportunity to derive financial benefit from our activities.

Further, governments of foreign countries might try to regulate our internet transmissions or prosecute us for violations of their laws covering a variety of topics, many of which are the same as those described above for United States laws and regulations. For example, Germany has taken actions to restrict the free flow of material deemed to be objectionable on the internet. The European Union has adopted privacy, copyright, and database directives that may impose additional burdens and costs on us. We may incur substantial costs in responding to charges of violations of local laws by foreign governments.

IF WE CANNOT ATTRACT, RETAIN AND MOTIVATE SKILLED PERSONNEL, OUR ABILITY TO COMPETE WILL BE IMPAIRED.

Our success depends on our ability to attract, retain and motivate highly qualified management and scientific personnel. We face intense competition for qualified personnel. If we are unable to continue to employ our key personnel or to attract and retain qualified personnel in the future, our business will suffer.

Several members of our senior management team have joined us very recently. If we are unable to effectively integrate them into our business or work together as a management team, then our business will suffer. In addition, our employees, including members of our senior management team, may terminate their employment with us at any time. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business could be harmed. In addition, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel.

OUR BUSINESS WILL SUFFER IF OUR PRODUCT CONTAINS DEFECTS OR DOES NOT FUNCTION AS INTENDED.

Our business would suffer if our products malfunction or our customers' access to their information stored on our product is interrupted. We have introduced 25 new products over the last 2 years none of which suffered material defects.
Our recent change in business strategy may cause product defects to increase because our business will focus more on electronic information technology and the internet. Any increase in the number of material defects in our products could harm our business.

OUR PRODUCTS CURRENTLY DEPEND ON COMPONENTS LICENSED FROM THIRD PARTIES, AND THE FAILURE TO MAINTAIN THESE LICENSES COULD HARM OUR ABILITY TO MANUFACTURE EXISTING AND DEVELOP NEW PRODUCTS.

Our products incorporate third party technologies. We have obtained licenses for some of these technologies and may be required to obtain licenses for others. We may not be able to obtain all of the necessary licenses for the third party technology used in our products on commercially reasonable terms, on a timely basis or at all. In addition, technology used in our products might become unavailable or not be updated as required. We may not be able to develop alternative approaches if third party technologies become unavailable to us or obsolete. The failure to obtain necessary third party technology or identify and implement alternative technology approaches could hurt our business.

The third party licenses related to technology that we use have not been subject to any material problems or defects in the products and no one third party license is material to our business. If a problems or defect does occur, we have been able to continue to use the product and obtain a fix from the vendor to remedy the problem. If third party technology became unavailable, we would utilize other third party products. We constantly review third party products and services and occasionally replace third party products with those of another third party provider.

OUR PRODUCTS CURRENTLY DEPEND ON DATA ACCESS AGREEMENTS WITH THIRD PARTIES, AND THE FAILURE TO MAINTAIN THESE AGREEMENTS AND MAINTAIN THE PRICING AT WHICH WE OBTAIN THE DATA COULD HARM OUR ABILITY TO MANUFACTURE EXISTING AND DEVELOP NEW PRODUCTS.

Our products are generated in part based on content and data supplied pursuant to data access agreements with third parties at a price specified in each agreement. We may not be able to maintain our current agreements and maintain the price at which the data is supplied. We may not be able to develop new data access agreements with alternative suppliers on commercially reasonable terms, on a timely basis or at all. In addition, data used in our products might become unavailable or not be updated as required. The failure to obtain necessary third party data or identify and implement alternative data access approaches could hurt our business.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE, ALLOWING OTHERS TO USE OUR TECHNOLOGIES AND THEREBY REDUCE OUR ABILITY TO COMPETE.

We regard much of the technology underlying our services and products as proprietary. The steps we take to protect our proprietary technology may be inadequate to prevent misappropriation of our technology, or third parties may develop similar technology independently. We rely on a combination of patents, trademark, copyright and trade secret laws, employee and third-party non-disclosure agreements and other contracts to establish and protect our technology and other intellectual property rights. Existing trade secrets, patent and copyright law afford us limited protection. The agreements may be breached or terminated, and we may not have adequate remedies for any breach. We have registered certain of our trademarks, but we have few patents. Policing unauthorized use of our software is difficult. A third party could copy or otherwise obtain and use our products or technology without authorization.

Litigation may be necessary for us to defend against claims of infringement, to protect our intellectual property rights and could result in substantial cost to us, and diversion of our efforts. Further, we might not prevail in such litigation which could harm our business.

OUR PRODUCTS COULD INFRINGE ON THE INTELLECTUAL PROPERTY OF OTHERS, WHICH MAY CAUSE US TO ENGAGE IN COSTLY LITIGATION AND, IF WE ARE NOT SUCCESSFUL, COULD CAUSE US TO PAY SUBSTANTIAL DAMAGES AND PROHIBIT US FROM SELLING OUR PRODUCTS.

Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third-party's patents. We have been involved previously in intellectual property litigation which resulted in substantial payments by us. We would have to obtain a license to sell our product if our product infringed another person's intellectual property. We might be prohibited from selling our product before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

Our employees may be bound by confidentiality and other nondisclosure agreements regarding the trade secrets of their former employers. As a result, our employees or we could be subject to allegations of trade secret violations and other similar violations if claims are made that they breached these agreements.

CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

Our executive officers, directors and principal stockholders will beneficially own, in the aggregate, approximately ___% of our outstanding common stock. These stockholders as a group will be able to substantially influence our management and affairs. If acting together, they would be able to influence most matters requiring the approval by our stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The concentration of ownership may also delay or prevent a change in control if opposed by these stockholders irrespective of whether the proposed transaction is at a premium price or otherwise beneficial to our stockholders as a whole.

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

The market prices for securities of companies in our industries have been highly volatile and may continue to be highly volatile in the future. Often this volatility is unrelated to operating performance of a company.

PROVISIONS OF OUR CORPORATE DOCUMENTS AND DELAWARE LAW MAY MAKE IT MORE DIFFICULT FOR US TO BE ACQUIRED, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

Our Certificate of Incorporation and by-laws and the Delaware General Corporation Law include provisions that may have the effect of delaying or preventing an acquisition, or merger in which we are not the surviving company or changes in our management or defer or prevent a takeover attempt that stockholders might consider in their best interests. Our Board of Directors is empowered to issue shares of preferred stock and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, merger, proxy contest or otherwise. In addition, this "blank-check" preferred stock, and any issuance thereof, may significantly decrease the market price of our common stock.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                            THE SELLING STOCKHOLDERS

The following table sets forth certain information regarding the selling stockholders, including:

         o   the name of each selling stockholder,
         o the beneficial ownership and percentage ownership of common stock of each selling stockholder as of March 31, 2001, and
         o the maximum number of shares of common stock offered by each selling stockholder.

The information presented is based on data furnished to us by the selling stockholders.

The number of shares that may be actually sold by the selling stockholders will be determined by the selling stockholders. Because each selling stockholder may sell all, some or none of the shares of common stock that it owns, no estimate can be given as to the number of shares of common stock that will be owned by the selling stockholders upon termination of the offering.

Pursuant to Rule 416 of the Securities Act of 1933, the selling stockholders may also offer and sell additional shares of common stock issued as a result of stock splits, stock dividends and anti-dilution provisions.

                                 Shares Beneficially Owned Prior
                                          to Offering(1)           Shares Being
                                 -------------------------------     Offered
                                      Number         Percent
                                 -------------     -------------   ------------
         Keystone, Inc.             4,362,999         18.5%          4,362,999

Robert M. Bass holds all of the voting stock and serves as president and sole director of Keystone. Accordingly, Mr. Bass may be deemed to beneficially own the shares held by Keystone.

The shares being sold by the selling stockholders are being registered in accordance with the Registration Rights Agreement dated as of May 10, 1988 between us and certain stockholders. Under the registration rights agreement, we are required to bear all costs and expenses of the registration of common stock, other than any underwriters' commissions or discounts, and we have agreed to indemnify Keystone against certain liabilities, including liabilities under the Securities Act of 1933.

                              PLAN OF DISTRIBUTION

Sales of the shares being sold by the selling stockholders are for the selling stockholders' own accounts. We will not receive any proceeds from the sale of the shares offered hereby.

The selling stockholders have advised us that:

         o the shares may be sold by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, on the New York Stock Exchange, in sales occurring in the public market of such market quotation system, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of such transactions;

         o each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices;

         o some or all of the shares may be sold through brokers, dealers, underwriters or agents acting on behalf of the selling stockholders or to dealers for resale by such dealers, including block trades in which the brokers or dealers will attempt to sell the shares but may position and sell the block or principal; and

         o in connection with such sales, such brokers, dealers, underwriters or agents may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent, which discounts and commissions may be less than or exceed those customary in the types of transactions involved. Any broker, dealer or agent participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through such broker, dealer, agent or underwriter. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker, dealer, agent or underwriter for the sale of their common stock.

In offering the common stock covered hereby, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

In order to comply with certain states' securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to our common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each selling stockholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. The foregoing may affect the marketability of our common stock.

If necessary, the specific shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

We entered into an agreement with the selling stockholders in connection with the private placement of shares of our common stock which required us to register the selling stockholders' shares of our common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling stockholders and us and our respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the shares of our common stock, including liabilities under the Securities Act, and requires the selling stockholders and us to contribute to payments the parties may be required to make in respect thereof.

We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of common stock under this prospectus, excluding any underwriting discounts or commissions.

                              ABOUT THIS PROSPECTUS

         This prospectus is a part of a registration statement that we have filed with the SEC using a "shelf registration" process. You should read both this prospectus and any supplement together with additional information described under "Where You Can Find More Information."

         You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC's internet web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all of the common stock offered hereby, are incorporated by reference in this Prospectus:

         (i)   Our Annual Report on Form 10-K for fiscal 2000;
         (ii) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
         (iii) Our Current Reports on Form 8-K filed on February 20, 2001 and June 18, 2001;
         (iv)  Our Registration Statement on Form 8-A; and
         (v)   Our Schedule 14A filed with the Commission on April 20, 2001.

         YOU MAY REQUEST A COPY OF THESE FILINGS, AT NO COST, BY WRITING OR TELEPHONING US AT PROQUEST COMPANY, 300 NORTH ZEEB ROAD, ANN ARBOR, MICHIGAN 48103; TELEPHONE NUMBER (734) 761-4700; ATTENTION: TODD BUCHARDT.


                                     EXPERTS

The consolidated financial statements of the Company as of the end of fiscal 2000 and 1999, and for each of the fiscal years 2000, 1999 and 1998 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to changes in the methods of accounting for certain inventory costs and in revenue recognition.

                                     PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

           SEC registration fee........................................$23,713
           Fees and expenses of counsel.................................... *
                                                                           ---
           Fees and expenses of accountants................................ *
                                                                           ---

           Miscellaneous.................................................   *
                                                                         -----
               Total                                                   $

----------------
* To be filed by amendment.

We have agreed to bear all expenses (other than underwriting discounts and selling commissions, brokerage fees and transfer taxes, if any, and the fees and expenses of counsel and other advisors to the selling stockholders) in connection with the registration and sale of the shares being offered by the selling stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the shareholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

The Company's Amended and Restated Certificate of Incorporation and By-laws provide for indemnification of the Company's directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware law.

The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                               DESCRIPTION
------                                               -----------

  3.1 Amended and Restated Certificate of Incorporation of the Company, as amended, incorporated herein by reference to the Company's Registration Statement on Form S-1 (No. 333-59994).
  3.2 By-Laws of the Company, incorporated herein by reference to the Company's Registration Statement on Form S-1 (No. 333-63556).
  5.1             Opinion of McDermott, Will & Emery regarding legality*
 23.1.1           Consent of KPMG LLP.
 23.1.2           Consent of KPMG LLP.
 23.2             Consent of McDermott, Will & Emery (included in Exhibit 5.1)*
 24.1 Power of Attorney (included with the signature page to the Registration Statement)*
*Previously filed

ITEM 17.  UNDERTAKINGS.

(1) The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on June 21, 2001.

                                       PROQUEST COMPANY

                                       By:  /s/ Alan Aldworth
                                          --------------------------------------
                                          Alan Aldworth
                                          Sr. Vice President
                                          Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons or their attorneys-in-fact in the capacities indicated on June 21, 2001.

SIGNATURE                                                                           TITLE
---------                                                                           -----

*                                                                 Chairman  of the  Board of  Directors,  President  and  Chief
---------------------------------------                           Executive Officer
            James P. Roemer

 /s/Alan Aldworth                                                 Director,  Sr. Vice  President  and Chief  Financial  Officer
---------------------------------------                           (Principal Financial and Accounting Officer)
            Alan Aldworth

*                                                                 General Counsel and Secretary
---------------------------------------
            Todd W. Buchardt

*                                                                 Director
---------------------------------------
            David Bonderman

*                                                                 Director
---------------------------------------
            David G. Brown

*                                                                 Director
---------------------------------------
            William E. Oberndorf
                                                                  Director
*
---------------------------------------
            Gary L. Roubos
                                                                  Director
*
---------------------------------------
            John H. Scully
                                                                  Director
*
---------------------------------------
            William J. White

*By: /s/ Alan Aldworth
     ----------------------------------
Alan Aldworth,  Attorney-in-fact
